Exhibit 21

   DAIRY MART CONVENIENCE STORES, INC. AND SUBSIDIARIES

             SUBSIDIARIES OF THE REGISTRANT
             ------------------------------


Dairy Mart, Inc. (a Massachusetts corporation)

Dairy Mart Farms, Inc. (a Connecticut corporation)

Dairy Mart East, Inc.(a Rhode Island corporation)

CIA Food Marts, Inc. (a New York corporation)

The Lawson Company (a Delaware corporation)

The Lawson Company (an Ohio corporation)

LMC, Inc. (an Ohio corporation)

Golden Stores, Inc. (an Ohio corporation)

Quick Shops, Inc. (an Ohio corporation)

Open Pantry Properties, Inc. (an Ohio corporation)

Convenient Industries of America, Inc. (a Kentucky corporation)

CONNA Corporation (a Kentucky corporation)

Remote Services, Inc. (a Kentucky corporation)

Food Merchandisers, Inc. (a North Carolina corporation)

Oscar Ewing, Inc. (a Kentucky corporation)

Financial Opportunities, Inc. (a Kentucky corporation)